                                                                  EXHIBIT 10(pp)

                                SYSCO CORPORATION
                             1991 STOCK OPTION PLAN

                           1995 STOCK OPTION AGREEMENT

                                    CORPORATE


         Under the terms and conditions of the Sysco Corporation 1991 Stock Option Plan (the "Plan"), a copy of which is incorporated into this Agreement by reference, Sysco Corporation (the "Corporation") grants to _____________________ (the "Optionee") the option to purchase __________ shares of the Corporation's Common Stock, $1.00 par value, at the price of $28.75 per share, subject to adjustment as provided in the Plan (the "Option").

         This Option shall be for a term of ten years commencing on this date and ending August 30, 2005, and shall be subject to the Terms and Conditions of Stock Option set forth on the reverse side and incorporated in this Agreement by reference.

         When exercised, all or a portion of this Option may be an incentive stock option, governed by Section 422 of the Internal Revenue Code of 1986, as amended. This option is granted without Stock Appreciation Rights.

         The Optionee in accepting this Option accepts and agrees to be bound by all the terms and conditions of the Plan and the Terms and Conditions of Stock Option which pertain to stock options granted under the Plan and acknowledges receipt of the Corporation's initial disclosure document dated September 4, 1992, as supplemented by the 1991 Stock Option Plan Amendments and Supplemental Disclosure dated November 3, 1995.

         Granted as of August 31, 1995.

                                            SYSCO CORPORATION



                                            By
                                               ---------------------------------

ACCEPTED:

---------------------------------
Optionee


---------------------------------
Date



              (PLEASE RETURN A SIGNED COPY TO MRS. LA DEE G. RIKER
                       AND RETAIN A COPY FOR YOUR FILES.)

                      TERMS AND CONDITIONS OF STOCK OPTION

                                    CORPORATE


1. Please carefully review all the provisions of the Sysco Corporation 1991 Stock Option Plan (the "Plan"). In addition to the conditions set out in the Plan, the exercise of your option is contingent upon satisfying the provisions of this document including the achievement of certain operating performance levels, as set forth below, during the period beginning August 31, 1995, and ending August 30, 2000 (the "Vesting Period").

2. Fiscal year 1995 is the base year for determining if vesting requirements have been met. One-third of the total number of shares covered by your option shall vest at the conclusion of each of the next three fiscal years of Sysco Corporation (the "Corporation") (i.e., June 29, 1996, June 28, 1997, and June 27, 1998), provided that the pretax earnings of the Corporation increased at least 20% in each fiscal year over the Corporation's pretax earnings for the prior year. If pretax earnings of the Corporation should increase less than 20% in any one fiscal year over the prior fiscal year, the option will vest at the conclusion of any fiscal year within the five year Vesting Period in which pretax earnings of the Corporation for the fiscal years after fiscal year 1995 have grown at a minimum rate of 15% compounded annually, with one-third of the total number of shares covered by your option to vest for each fiscal year after fiscal year 1995 included in the calculation of the 15% compounded minimum growth rate.

3. If neither of the vesting requirements set out in the paragraph immediately above are met, your option may still vest, in part or in whole, when the following criteria are attained:

    a. For ANY fiscal year within the five-year Vesting Period in which the Corporation's annual return on shareholders' equity equals or exceeds 17.5% and the increase in pretax earnings of the Corporation over the prior fiscal year equals or exceeds 15%, one-third of the option will vest.

    b. If the Corporation's AVERAGE annual return on shareholders' equity for the five fiscal years ending within the five-year Vesting Period equals or exceeds 17.5% and the increase in pretax earnings of the Corporation over the five fiscal years equals or exceeds 10% compounded annually, your option will fully vest.

4. If none of the vesting requirements set out above are met within the Vesting Period as to any portion of an option, such option (or portion thereof) will nonetheless vest and become exercisable ("Supplemental Vesting") six months prior to the expiration thereof (the "Supplemental Vesting Date") provided that you continue in the active employment of the Corporation or one of its affiliates on the Supplemental Vesting Date. Supplemental Vesting shall not apply if you have retired or become disabled (within the meaning of the Corporation's Retirement Plan) or you are otherwise not actively employed by a SYSCO company.

5. The vested portion of your option may be exercised at any time following the conclusion of the fiscal year in which it vests, provided that at the time of the exercise all of the conditions set forth in the Plan and in this document have been met. No portion of your option may be exercised prior to September 1, 1996. For your information, the Corporation's fiscal year ends on the Saturday closest to June 30. The committee of the Corporation's Board of Directors which administers the Plan (the "Committee") retains the right to modify any of the vesting requirements set forth in these Terms and Conditions of Stock Option for option holders who are (a) transferred from one operating subsidiary or division of the Corporation ("Operating Company") to another (b) from the corporate office to an Operating Company or (c) from any Operating Company to the corporate office.

6. Please note that your option is nontransferable and may be exercised in part or in whole only if the conditions set forth in the Plan and herein have been fulfilled. Your stock option is in all respects limited and conditioned as provided in the Plan, including, but not limited to, the following:

    a. Your option will normally terminate on the earlier of the date of the expiration of the option or upon severance of your employment relationship with the Corporation for any reason, for or without cause. Whether an authorized leave of absence, or an absence for military or government service, constitutes severance of your employment relationship with the Corporation will be determined by the Committee at the time of the event. However, if before the expiration of your option, you retire in good standing from the employ of the Corporation for reasons of age or disability under the established rules of the Corporation then in effect, your option will remain in effect, vest and be exercised in accordance with its terms as if you remained an employee of the Corporation except that Supplemental Vesting will not occur after your retirement or disability. Generally, under current tax law, if you exercise your option more than three months after retirement for age or more than one year after retirement for disability, the tax treatment accorded incentive stock options will not apply.

    b. In the event of your death while you are an employee, or while you are retired for age or disability as described in (a) above, your option may be exercised by your estate, or by the person to whom such right devolves from you by reason of your death, to the extent your right to exercise such option has vested at the time of your death, at any time within one year after the date of your death or ten years after the date of grant, whichever date occurs first.

7. At the time or times when you wish to exercise your option, in whole or in part, please refer to the provisions of the Plan dealing with methods and formalities of exercising your option. If there is any variance or contradiction between the provisions of the Plan and the terms and conditions above, the provisions of the Plan will prevail.